EXHIBIT 10.13(i)

EXECUTIVES’ DEFERRED COMPENSATION PLAN
OF
DUKE REALTY SERVICES LIMITED PARTNERSHIP

(As Amended and Restated Effective December 5, 2007)

INDEX

Section	Page No.

ARTICLE I
Establishment and Purpose	Page 1
ARTICLE II
Definitions	Page 1
ARTICLE III
Eligibility and Participation	Page 6
ARTICLE IV
Deferral Elections, Account Valuation	Page 6
ARTICLE V
Distributions and Withdrawals	Page 11
ARTICLE VI
Administration	Page 13
ARTICLE VII
Amendment and Termination	Page 14
ARTICLE VIII
Informal Funding	Page 15
ARTICLE IX
Claims	Page 15
ARTICLE X
General Conditions	Page 17

ARTICLE I
ESTABLISHMENT AND PURPOSE

Duke Realty Services Limited Partnership (the "Company") adopted the Executives' Deferred Compensation Plan of Duke Realty Services Limited Partnership (the “Plan”) effective December 1, 2002. This Plan has been amended one time since its adoption, but no amendment made after October 3, 2004 constituted a “material amendment” for purposes of Section 409A of the Code. The Plan was most recently amended and restated effective as of December 2, 2005 (the “Prior Plan”). Effective as of December 5, 2007, the Prior Plan is amended and restated as set forth in this document to comply with Section 409A of the Code and for certain other purposes. Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan, and amounts earned and vested under this Plan or the Prior Plan after December 31, 2004 shall be subject to the terms and conditions of this Plan as hereby amended and restated. The Plan continues to have as its purpose to provide each Participant with an opportunity to defer receipt of a portion of his or her salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code, but is intended to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201, 301 and 401 of ERISA. The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a "top hat" plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded "top hat" plans.

ARTICLE II
DEFINITIONS

2.1
Account Balance. Account Balance means, with respect to the Deferred Compensation Account or a Sub-Account, the total value of all the Investment Options in which the Participant deferrals have been Deemed Invested as of a specific date, taking into account the value of all distributions from that Account or Sub-Account to the specific date. Account Balances are "notional". They reflect an amount due a Participant under the Plan. They are not funded accounts, and reflect no ownership by the Participant in any Company or trust investments.

2.2
Allocation Election. Allocation Election means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant deferrals and/or existing Account Balances are Deemed Invested for purposes of determining earnings in a particular Sub-Account.

2.3
Allocation Election Form. Allocation Election Form means the form (or Website screen) approved by the Plan Administrator on which the Participant makes an Allocation Election, Rebalances a Sub-Account, or elects a Transfer.

2.4
Annual Valuation Date. Annual Valuation Date shall mean the anniversary of the Termination Valuation Date or In Service Distribution Valuation Date utilized to determine the amount of an annual installment payment.

2.5
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant on the form designated by the Plan Administrator to receive benefits to which a Beneficiary is entitled under and in accordance with provisions of the Plan. The Participant's estate shall be the Beneficiary if:

a.	the Participant has not designated a natural person or trust as Beneficiary,
or

b.	the designated Beneficiary has predeceased the Participant.

2.6
Change in Control. Change in Control means the occurrence of any of the following: (a) a change in ownership of Duke or Duke Realty Services Limited Partnership (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition), (b) a change in effective control of Duke or Duke Realty Services Limited Partnership (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition), or (c) a change in the ownership of a substantial portion of the assets of Duke or Duke Realty Services Limited Partnership (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition).

2.7	Chief Executive Officer. Chief Executive Officer means the individual who performs the functions of a Chief Executive Officer for Duke.

2.8
Code. Code means the Internal Revenue Code, as amended from time to time. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future law, legislation or regulation amending, supplementing or superseding such Section or regulation.

2.9	Common Shares. Common Shares shall mean shares of common stock of Duke.

2.10	Company. Company means Duke Realty Services Limited Partnership (including any subsidiaries and affiliated companies that would be treated as a single employer under Code Section 414).

2.11
Compensation. Compensation shall mean, for purposes of this Plan, base salary (including any deferred salary under a Code Section 401(k) or 125 plan), bonus, amounts payable under the Shareholder Value Plan and Dividend Increase Unit Plan, Restricted Stock Units, other amounts payable under the 2005 Long-Term Incentive Plan or any successor plan (other than amounts payable upon exercise of options or stock appreciation rights), and such other compensation (if any) approved by the Plan Administrator as Compensation for purposes of this Plan.

2.12
Compensation Deferral Agreement. Compensation Deferral Agreement shall mean the deferral election form, or such other forms furnished by the Plan Administrator (or screens on the Participant Website approved by the Plan Administrator), on which a Participant elects: (a) the amount of deferral and type of Compensation to be deferred beginning the first day of the following Plan Year; (b) any In Service Distribution Dates for that year's, or a portion of that year's, deferrals; and (c) the Form of Payment elections for Termination Benefits and In Service Distributions. The Allocation Election Form may be part of the Compensation Deferral Agreement, in the discretion of the Plan Administrator.

2.13
Death Benefit. Death Benefit shall mean a distribution of the total amount of the Participant's Deferred Compensation Account Balance, including any remaining unpaid In Service Account balances, to the Participant's Beneficiary(ies) in accordance with Article V of the Plan.

2.14
Deemed Investment. A Deemed Investment (or "Deemed Invested") shall mean the notional conversion of a dollar amount of deferred Compensation credited to a Participant's Deferred Compensation Account into shares or units (or a fraction of such measures of ownership, if applicable) of the underlying investment (e.g. mutual fund or other investment) which is referred to by the Investment Option(s) selected by the Participant. The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, for a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs. At no time shall a Participant have any real or beneficial ownership in the actual investment to which the Investment Option refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.

2.15
Deferred Compensation Account ("Account"). A Participant's Deferred Compensation Account shall mean the aggregate of all Sub-Accounts maintained for Participant deferrals, together with a record of Deemed Investments in accordance with Participants' Allocation Elections, minus any withdrawals or distributions from said Account. The Account, and all component Sub-Accounts, shall be a bookkeeping account utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Account, and all Sub-Accounts, shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, amounts credited thereto shall not be considered "plan assets" for ERISA purposes.

2.16
Deferred Compensation Committee or ("Committee"). Deferred Compensation Committee, or "Committee" means the benefits committee of Duke as appointed from time to time by the executive compensation committee of the board of directors of Duke or the Chief Executive Officer, who shall serve until the earlier of termination of service or appointment of a replacement by the executive compensation committee or the Chief Executive Officer.

2.17	Disability. Disability has the meaning given such term in Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition.

2.18	Dividend Increase Unit Plan. Dividend Increase Unit Plan or "DIU Plan" means the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership, as amended or restated from time to time.

2.19	Duke. Duke means Duke Realty Corporation, an Indiana corporation.

2.20
Eligible Employee. Eligible Employee means an Employee who is part of a select group of management or highly compensated employees of Duke (which also includes for this purpose its subsidiaries and affiliated companies) within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Plan Administrator to participate in the Plan.

2.21	Employee. Employee means a full-time salaried employee of the Company, Duke or any subsidiary or affiliated company of Duke.

2.22	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23
In Service Distribution. In Service Distribution shall mean a payment by the Company to the Participant following a date elected by the Participant (the In Service Distribution Date) of the amount represented by the account balance in the In Service Sub-Account pertaining to that In Service Distribution. In Service Distributions shall be made in accordance with Participants' In Service Distribution form of payment election.

2.24
In Service Sub-Account. In Service Sub-Account shall mean a separate Sub-Account of the Deferred Compensation Account, created whenever a Participant elects a new In Service Distribution Date (not already established with a Sub-Account) with respect to a portion, or all, of his or her deferral contributions, to which such portion of deferral specified by the Participant is credited and Deemed Invested in accordance with the Participant's Allocation Election.

2.25
In Service Distribution Date. In Service Distribution Date shall mean the date selected by the Participant, following which the In Service Distribution Sub-Account Balance shall be distributed in accordance with the Plan.

2.26	In Service Distribution Valuation Date. In Service Distribution Valuation Date shall mean the last day of the calendar month in which the In Service Distribution Date falls.

2.27
Investment Option. Investment Option shall mean a security, including Common Shares, or other investment such as a mutual fund, life insurance sub-account, or other investment approved by the Plan Administrator for use as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant's Account or Sub-Account. The Participant has no real or beneficial ownership in the security or other investment represented by the Investment Option.

2.28
Participant. Participant means an Eligible Employee who: (1) is selected to participate in this Plan in accordance with Section 3.1 and has elected to defer Compensation in accordance with the Plan in any Plan Year; or (2) has an Account Balance in his or her Deferred Compensation Account, including any Sub-Account, greater than zero prior to his or her death. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.29	Performance Share Plan. Performance Share Plan means the 2000 Performance Share Plan of Duke-Weeks Realty Company, as amended or restated from time to time.

2.30	Plan. Plan means the Executives' Deferred Compensation Plan of Duke Realty Services Limited Partnership as documented herein and as may be amended from time to time hereafter.

2.31
Plan Administrator. Plan Administrator shall mean a person or persons appointed by the Deferred Compensation Committee who is responsible for the day-to-day decision making, record keeping, and administration of the Plan; provided, that the Plan Administrator may delegate duties of the Plan Administrator to employees or others to assist in the administration of the Plan.

2.32	Plan Year. Plan Year means January 1 through December 31 each year, except that in the case of the first Plan Year only, it shall be December 1, 2002 through December 31, 2002.

2.33
Rebalance. Rebalance means an Allocation Election which pertains to a Participant's then existing Sub-Account and which reallocates the Sub-Account Balance among Investment Options available in the Plan.

2.34
Restricted Stock Units. Restricted Stock Units means awards granted under the Duke Realty Corporation 2005 Long-Term Incentive Plan, or any successor plan, which represent the right to receive Common Shares in the future. The term “Restricted Stock Units” includes without limitation “Restricted Stock Awards” and “Restricted Stock Unit Awards” as those terms are defined in the Duke Realty Corporation 2005 Long-Term Incentive Plan, “Performance Shares” as that term is defined in the Performance Share Plan and “SVP Shares” as that term is defined in the Shareholder Value Plan.

2.35	RSU Sub-Account. RSU Sub-Account shall mean a separate Sub-Account of the Retirement/Termination Sub-Account into which a Participant’s deferred Restricted Stock Units, if any, are credited.

2.36
Retirement. Retirement shall mean the voluntary termination of employment with the Company upon reaching age 50. Retirement shall also mean such involuntary terminations after reaching age 50 as are designated as a Retirement for purposes of this Plan in the sole discretion of the Committee.

2.37
Retirement Benefit. Retirement Benefit shall mean a distribution of the Participant's Deferred Compensation Account Balance, including all unpaid In Service Sub-Account balances, distributed to the Participant (or Beneficiary) in accordance with the Participant's payment schedule election or as specified in Article V of the Plan.

2.38	Retirement/ Termination Sub-Account. Retirement/ Termination Sub-Account shall mean that portion of the Deferred Compensation Account not allocated to In Service Sub-Accounts.

2.39
Shareholder Value Plan. Shareholder Value Plan means the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership or the Duke Realty Corporation 2005 Shareholder Value Plan, as amended or restated from time to time.

2.40	Sub-Account. Sub-Account shall mean a portion of the Deferred Compensation Account maintained separately by the Plan Administrator in order to properly administer the Plan.

2.41
Termination Benefit. Termination Benefit shall mean the portion of the Participant's Deferred Compensation Account Balance, including all unpaid In Service Sub-Account balances, distributed in a single lump sum in accordance with Article V of the Plan.

2.42
Termination of Employment. Termination of Employment shall mean a Participant's “separation from service” (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition) with Duke (or its subsidiary or affiliated company that is the Participant's employer) for any reason.

2.43	Termination Valuation Date. Termination Valuation Date shall mean, with respect to a specific participant, the later of (a) the last day of the calendar month in which Termination of

Employment occurs, or (b) the trading date following the date on which a Termination Benefit may be paid to such participant under Code Section 409A(a)(2).

2.44
Transfer. Transfer means a partial Allocation Election with respect to a Participant's then existing Sub-Account where a Participant transfers a portion of the Sub-Account balance from one Investment Option to another.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1	Eligibility and Participation. Each Eligible Employee, determined in the sole discretion of the Committee, shall be eligible to participate in this Plan.

3.2
Duration. Once an Employee becomes a Participant, such Employee shall continue to be a Participant so long as he or she is entitled to receive benefits hereunder, notwithstanding any subsequent Termination of Employment.

3.3	Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Committee may revoke such Participant's eligibility to make future deferrals under this Plan for any reason.

3.4	Notification. Each newly Eligible Employee shall be notified by the Plan Administrator, in writing, of his or her eligibility to participate in this Plan.

ARTICLE IV
DEFERRAL ELECTIONS, COMPANY CONTRIBUTIONS, AND PARTICIPANT
ACCOUNT VALUATION

4.1	Deferral Elections, generally.

(a)
A Participant shall make deferral elections under the Plan by completing and submitting to the Plan Administrator a written Compensation Deferral Agreement provided by the Plan Administrator (or completing and electronically submitting the deferral election screen on the Participant website, when made available by the Plan Administrator). Deferral elections shall be made during an annual enrollment period which shall end no later than December 31 preceding the Plan Year to which the deferral election relates; provided, however, that the Plan Administrator may allow deferral elections for “performance-based” Compensation (within the meaning of Code Section 409A) to be made up to six (6) months prior to the end of the applicable performance period. Elections to defer Compensation from Restricted Stock Units are subject to special rules discussed below. Other Compensation deferral elections shall be made prior to the time such amounts have been earned, during special enrollment periods announced by the Plan Administrator. Notwithstanding the foregoing, an Eligible Employee who becomes eligible to be a Participant during any Plan Year may, in the initial year of eligibility only, make deferral elections with respect to Compensation which will be paid during the balance of such Plan Year but after such elections in such Plan Year, within 30 days of the date of notification of eligibility as required in Section 3.4 of the Plan. The above exception for the initial year of eligibility shall apply only to the extent the Participant is not already eligible to participate in a different deferred compensation plan of the same type as determined by Treasury Regulation Section 1.409A-1(c)(2).

(b)
Except as provided in Section 4.1(f), deferral elections shall be for a Plan Year, and shall remain in effect from Plan Year to Plan Year unless modified or revoked by the Participant in writing on such forms as may be prescribed by the Plan Administrator (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available) during an enrollment period. Such modification or revocation shall become effective on the first day of the Plan Year following the date of the modification or revocation.

(c)
A deferral election shall designate the amount of Compensation to be deferred in whole percentages. A Participant may defer up to 100% of his or her Compensation to be paid during the Plan Year to which the election refers, except that no more than 50% of a Participant's salary may be deferred in any Plan Year.

(d)	A Participant may elect to defer salary and bonuses otherwise payable during a Plan Year.

(e)
A Participant may elect to defer an amount otherwise payable under the Shareholder Value Plan during a Plan Year. Beginning in 2008, awards under the Shareholder Value Plan will payout in Common Shares. Deferrals of such awards shall be treated as deferrals of Restricted Stock Units as provided in subsection (g) below.

(f)	Prior to December 6, 2005, Participants were able to elect to defer an amount otherwise payable under the DIU Plan. This election is no longer available under the Plan.

(g)
Deferrals pertaining to base salary shall be deducted on a pro rata basis from a Participant's base salary for each pay period during the Plan Year, and the amount deferred shall be credited to the Participant's Retirement/Termination Sub-Account or In Service Sub-Account(s), and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant as of the close of business on the date the amounts deferred are paid. Deferrals pertaining to Restricted Stock Units shall be credited to a separate RSU Sub-Account under the Participant’s Retirement/Termination Sub-Account as of the grant date of the Restricted Stock Units (or the date that SVP Shares are earned in the case of the Shareholder Value Plan), and a Deemed Investment in Common Shares shall be made as of the close of business on that date. Deferrals pertaining to other awards shall be deducted from the Participant's awards on the date of payment of the awards, and the amount deferred shall be credited to the Participant's Termination Sub-Account or In Service Sub-Account(s), and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant as of the close of business on the date the amounts deferred are paid.

(h)
The Compensation Deferral Agreement shall indicate the Participant's election of a payment schedule for his or her Retirement Benefit. A Participant shall elect to have such Retirement Benefit distributed: (a) a portion, or all, in a single lump sum payable within 30 days following the Termination Valuation Date; and/ or (b) the balance in up to fifteen (15) annual installment payments payable at the time described in Section 5.2. An election of a payment schedule for a Participant's Retirement Benefit shall pertain to the entire Retirement Benefit Sub-Account Balance. A Participant shall be permitted to change his or her payment schedule election by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election may not be effective for at least twelve (12) months following the date of such revised election and the subsequent payment date must be or begin at least five years beyond the Participant’s Retirement. For example, if a Participant had elected to receive his/her Retirement Benefit in ten annual installment payments and makes a new election to receive payments in a lump sum, the lump sum could not be payable earlier than five years after the Participant’s Retirement (when his/her installment payments would have otherwise begun). Any payment schedule election made within twelve months of Retirement shall be null and void, and the most recent payment schedule election which is dated at least twelve months prior to Retirement will be in effect. No payment schedule election may be changed to accelerate a payment.

(i)
A Participant may elect to defer the delivery of Common Shares with respect to awards of Restricted Stock Units that may be granted in any Plan Year beginning in 2006. The deferral election must specify the percentage of Restricted Stock Units to be deferred, and a separate RSU Sub-Account within the Participant’s Retirement/Termination Sub-Account shall be credited with the number of deferred Restricted Stock Units as of the date of grant of the Restricted Stock Units.

The foregoing notwithstanding, in the event a Participant's deferral election results in insufficient non-deferred Compensation from which to withhold taxes in accordance with applicable law, the deferral election shall be reduced as necessary to allow the Company to satisfy tax withholding requirements.

4.2	In Service Distribution Date Election.

(a)
The Compensation Deferral Agreement shall also indicate the Participant's election of In Service Distribution Date(s) (if any). An In Service Distribution election shall pertain to such portion of deferred Compensation for the Plan Year as elected by the Participant and shall cause an In Service Sub-Account to be established (unless such Sub-Account already exists), to which such portion of deferred Compensation shall be credited. In the event an In Service Sub-Account has already been established for the In Service Distribution Date referred to in the deferral election, such portion of deferred Compensation shall be credited to the existing In Service Sub-Account. For any In Service Sub-Account, the initial In Service Distribution Date elected by a Participant shall be no earlier than three (3) years from the date of the election.

(b)	A Participant may maintain up to three (3) In Service Sub-Accounts.

(c)	A Participant may change or cancel an In Service Distribution Date, as follows:

(i)
An In Service Distribution Date change may be made by submitting a new Compensation Deferral Agreement or such other form as may be provided for In Service Distribution Date changes by the Plan Administrator (or completing and electronically submitting the appropriate screen on the Participant website, when available) at any time, so long as the date that such form is submitted to the Plan Administrator is at least twelve (12) months prior to the In Service Distribution Date being changed; and

(ii)	The In Service Distribution Date may be extended to a subsequent year, which cannot be less than five years beyond the most recently applicable payment date.

(iii)
The In Service Distribution Date may be cancelled, even after a change, so long as such cancellation occurs at least twelve (12) months prior to the initial or changed In Service Distribution Date. A cancellation of an In Service Distribution Date shall cause the In Service Sub-Account associated with it to be paid on the later of five years after the cancelled In Service Distribution Date or the date of payout of the Retirement/Termination Sub-Account.

(iv)
Making an In Service Distribution Date change or cancellation in accordance with the Plan is specific to the In Service Distribution to which it refers, and shall not affect other In Service Distributions or the ability of the Participant to make new In Service Distribution elections with respect to new deferral contributions.

Any portion of a deferral not credited to an In Service Distribution Sub-Account will be credited to the Retirement/Termination Sub-Account.

(d)
The Compensation Deferral Agreement shall also indicate the Participant's election of payment schedule for each In Service Distribution Date. Permitted payment schedules for In Service Distributions are a single lump sum or from two (2) to five (5) annual installment payments. A Participant shall be permitted to change his or her payment schedule election for an In Service Distribution by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least twelve (12) months prior to the In Service Distribution Date, and provided the subsequent payment date must be or begin at least five years beyond the Participant’s In Service Distribution Date.

4.3    Allocation Elections and Valuation of Accounts.

(a)
This Section 4.3(a) relates exclusively to the separate RSU Sub-Account under a Participant’s Retirement/Termination Account representing deferred Restricted Stock Units, and the remaining subsections of this Section 4.3 do not apply with respect to the RSU Sub-Account. The RSU Sub-Account shall be limited to a Deemed Investment in Common Shares and may not be Rebalanced or Transferred. The computation of the Deemed Investment in Common Shares shall be computed in a manner consistent with the applicable grant agreement for the Restricted Stock Units, including the deemed reinvestment of dividends in Common Shares. The Deemed Investment in Common Shares does not represent actual ownership of, or any ownership rights in or to, the Common Shares during the time of deferral. The RSU Sub-Account shall pay out only in Common Shares, which shall be debited from the pool of shares available under the incentive plan under which the Restricted Stock Units were granted. This Plan shall not serve as a separate source for shares for the distribution of shares.

(b)
With respect to Deferred Compensation Accounts, a Participant shall elect Investment Options from a menu provided by the Plan Administrator. The initial election shall be made on the Allocation Election form approved by the Plan Administrator (or Allocation Election Screen on the Participant website approved by the Plan Administrator) and shall specify the allocations among the Investment Options elected. A Participant may make different Allocation Elections for each Sub-Account. A Participant's Sub-Accounts shall be valued as the sum of the value of all Deemed Investments minus any withdrawals or distributions from said Sub-Account. Investment Options shall be utilized to determine the earnings attributable to the sub-account. Elections of Investment Options do not represent actual ownership of, or any ownership rights in or to, the securities or other investments to which the Investment Options refer, nor is the Company in any way bound or directed to make actual investments corresponding to Deemed Investments.

(c)
The Committee, in its sole discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change. Any unallocated portion of a Sub-Account or any unallocated portion of new deferrals shall be Deemed Invested in an Investment Option referring to a money market based fund or sub-account.

(d)
A Participant may make a new Allocation Election with respect to future deferrals, and may Rebalance or Transfer funds in any of his or her Sub-Accounts, provided that such new allocations, Rebalances or Transfers shall be in increments of one percent (1%), and Rebalances and Transfers apply to the entire Sub-Account Balance. New Allocation Elections, Rebalances, and Transfers may be made on any business day, and will become effective on the same business day or, in the case of Allocation Elections received after a cut-off time established by the Plan Administrator, the following business day. However, in its sole discretion, the Plan Administrator may establish procedures and restrictions on new Allocation Elections, Rebalances, and Transfers which involve Common Shares.

(e)
Notwithstanding anything in this Section to the contrary, the Company shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of any Allocation Elections by any Participant. A Participant's Allocation Election shall be used solely for purposes of determining the value of such Participant's Sub-Accounts and the amount of the corresponding liability of the Company in accordance with this Plan.

4.4	Prohibition Against Modifications to Deferral Elections. A Participant may not modify or revoke a deferral election during a Plan Year by changing the amount of the Compensation deferral. The Plan Administrator may modify or revoke a deferral election during a Plan Year only if there is an exception to the prohibition on accelerations as set forth in Treas. Regulations Section 1.409A-3(j)(4).

4.5
Change in Control Elections. A Participant may elect to have his or her entire Deferred Compensation Account Balance (including the Retirement/Termination Sub-Account and all In Service Sub-Accounts), whether or not in pay status, distributed in a lump sum (i) within 30 days following the occurrence of a Change in Control, or (ii) within 30 days following Termination of Employment that occurs within one year after a Change in Control; or (iii) such later date, if any, as may be required by Code Section 409A by reason of the Participant’s status as a “specified employee” at the time of such Participant’s separation from service. Such election shall be made on the Compensation Deferral Agreement at the time such Participant elects a payment schedule for the Participant’s Accounts (in accordance with Sections 4.1 and 4.2 above). Such election, once made, shall be irrevocable.

ARTICLE V
DISTRIBUTIONS AND WITHDRAWALS

5.1	In Service Distributions.

(a)
In the event a Participant’s Account Balance shall be less than the applicable amount described in Code Section 402(g)(1)(B) on the initial In Service Distribution Valuation Date, the In Service Distribution shall be made in a single lump sum within 30 days following the In Service Distribution Valuation Date. Otherwise, each In Service Distribution shall be paid in accordance with the payment schedule election made with respect thereto, beginning within 30 days following the In Service Distribution Valuation Date. In the event a Participant has elected installment payments for an In Service Distribution, the installment payments shall be determined as set forth in Section 5.5 of the Plan.

(b)
Notwithstanding a Participant's election to receive an In Service Distribution, all In Service Distribution Sub-Account Balances shall be distributable as part of a Retirement, Death, Disability, or Termination Benefit if the triggering date for such Retirement, Death, Disability, or Termination Benefit occurs prior to the completion of payment(s) elected in connection with any In Service Distribution Date; provided, however, that any In Service Distribution Sub-Account Balance that has been changed or modified as provided in Article IV shall be distributed in accordance with the timing restrictions contained in Article IV.

5.2
Retirement Benefit Distribution. The Retirement Benefit will be paid (or the first payment will be made) in accordance with the Participant payment schedule election within 30 days following the Termination Valuation Date.

5.3	Termination Benefit Distribution. The Termination Benefit shall be paid within 30 days following the Termination Valuation Date.

5.4	Form of Payments. All payments under the Plan shall be made in cash, except deferrals of Restricted Stock Units, which shall be paid in whole Common Shares on a one-for-one basis,

with fractional shares payable in cash or as otherwise permitted by the incentive plan under which the deferred Restricted Stock Units were granted.

5.5
Installment Payments. If the Participant has elected installment payments for his or her Retirement Benefit distribution or an In Service Distribution, annual cash payments will be made beginning within 30 days following the applicable Valuation Date (Termination or In Service) or, in the event of a partial lump sum election, following the first anniversary of the partial lump sum payment made following Retirement. Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid. Any such installments shall be treated as a single payment for Code Section 409A purposes. The installment payment amount shall be determined annually as the result of a calculation, performed on the Annual Valuation Date, where (i) is divided by (ii):

(i)	equals the value of the applicable Sub-Account on the Annual Valuation Date; and

(ii)	equals the remaining number of installment payments.

5.6
Small Account Balance Lump Sum Payment. In the event that a Participant's total Account Balance is less than the amount described in Code Section 402(g)(1)(B), the In Service Distribution or Retirement Benefit, as applicable, shall be paid in a lump sum and any form of payment election to the contrary shall be null and void.

5.7
Disability Benefit. In the event of Disability, a Participant shall receive a benefit equal to the Participant's remaining Deferred Compensation Account Balance and paid as though it were a Termination Benefit.

5.8
Death Benefit. In the event of a Participant's death either before Termination of Employment or before complete distribution of any In Service Distribution or Retirement Benefit, such Participant's Beneficiary, named on the most recently filed Beneficiary Designation Form, shall be paid a Death Benefit in the amount of the remaining Deferred Compensation Account Balance in a single lump sum within 30 days following the end of the month in which the Participant's death occurred. The Valuation Date for purposes of determining the Death Benefit shall be the last day of the month in which the Participant's death occurs.

5.9
Unforeseeable Emergency. A Participant may request, in writing to the Plan Administrator, a distribution under the Plan if the Participant experiences an "unforeseeable emergency" as defined in Treas. Reg Section 1.409A-3(i)(3)(i). An unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Plan Administrator, in its sole discretion, shall determine whether a Participant has experienced an unforeseeable emergency. The amount of any distribution for an unforeseeable emergency is limited to the amount of the severe financial need, which cannot be met with other resources of the Participant. The amount of such unforeseeable emergency distribution shall be subtracted first from the Participant's Termination Benefit Sub-Account until depleted and then from the In Service Distribution

Sub-Accounts (if any) beginning with the most distant. Values for purposes of administering this Section shall be determined on the date the Plan Administrator approves the amount of the unforeseeable emergency withdrawal, or such other date determined by the Plan Administrator.

5.10
Pro-rata Subtraction from Investment Options. In the event a distribution to be paid under this Article V is less than the entire Sub-Account Balance and the Sub-Account is allocated over more than one Investment Option, the distribution shall be subtracted from each Investment Option in a pro-rata manner determined in the sole discretion of the Plan Administrator.

5.11
Common Shares. Any purchase, sale or distribution of Common Shares under or by the Plan shall be subject to all applicable federal, state and foreign laws, rules and regulations, to all approvals by any governmental or regulatory agency, as may be required, and to all policies of the Company or Duke, including the Company's and Duke's blackout periods and insider trading policies. Accordingly, in certain situations and at the discretion of the Plan Administrator, the timing of a distribution from an Account in which a Deemed Investment has been made in Common Shares, including the distribution of Common Shares upon settlement of Restricted Stock Units, may be delayed until Common Shares may be transferred free of such issuance or sale restrictions.

ARTICLE VI
ADMINISTRATION

6.1
Plan Administration. This Plan shall be administered by the Plan Administrator, which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article IX.

6.2
Withholding. The Company (or its subsidiary or affiliated company that is or was the Participant's employer) shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral).

6.3
Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which is delegated duties, responsibilities, and authority with respect to administration of the Plan, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.4	Expenses. The expenses of administering the Plan shall, in the sole discretion of the Committee, be paid by the Company or paid by the Plan and allocated among the Deferred Compensation Accounts.

6.5
Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

6.6
Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII
AMENDMENT AND TERMINATION

7.1
Amendment and Termination. The Plan is intended to be permanent, but the Committee may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant. Notwithstanding the foregoing, the Committee shall be permitted upon Plan termination to instruct the Plan Administrator to pay each Participant (without such Participant's consent) a lump sum in the amount of such Participant's Account Balance as of the date of such Plan termination, but only to the extent such distributions would meet an exception to the prohibition on acceleration as set forth in Treas. Regulations Section 1.409A-3(j)(4).

7.2     Special Provisions Related to Section 409A of the Internal Revenue Code.

(a)    Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan by reason of the occurrence of a Change in Control, or the Participant’s Disability or Termination of Employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or Termination of Employment meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any deferred amount. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date that is permissible under Section 409A.

(b)    Notwithstanding anything in the Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

ARTICLE VIII
INFORMAL FUNDING

8.1
General Assets. All benefits in respect of a Participant under this Plan shall be paid directly from the general funds of the Company, or a Rabbi Trust created by the Company for the purpose of informally funding the Plan, and other than such Rabbi Trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or any if its subsidiaries or affiliated companies and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

8.2
Rabbi Trust. The Company may, at its sole discretion, establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

ARTICLE IX
CLAIMS

9.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed with the Plan Administrator which shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim ("Claimant"). Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan document shall be cited and, where appropriate, an explanation as to how the Claimant can perfect the claim will be provided, including a description of any additional material or information necessary to complete the claim, and an explanation of why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. This notice of denial of benefits will be provided within 90 days of the Plan Administrator's receipt of the Claimant's claim for benefits. If the Plan Administrator fails to notify the Claimant of its decision regarding the Claimant's claim, the claim shall be considered denied, and the Claimant shall then be permitted to proceed with an appeal as provided in this Article. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

9.2
Appeal. A Claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written appeal with the Committee no later than sixty (60) days after: (a) receipt of the written notification of such claim denial, or (b) the lapse of ninety (90) days without an announced decision notice of extension. A Claimant who timely requests a review of his or her denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal. Following its review of any additional information submitted by the Claimant, the Committee shall render a decision on its review of the denied claim in the following manner:

(a)
The Committee shall make its decision regarding the merits of the denied claim within 60 days following its receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). It shall deliver the decision to the Claimant in writing. If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review.

(b)
The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(c)	The decision on review shall set forth a specific reason for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(d)
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant to the Claimant's claim for benefits.

(e)	The decision on review will include a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

(f)
A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

ARTICLE X
GENERAL CONDITIONS

10.1     Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

10.2     No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company (or any of its subsidiaries or affiliated companies that is the Employee's employer) to dismiss or discharge an Employee is expressly reserved.

10.3     No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or any of its subsidiaries or affiliated companies.

10.4     Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.5     Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

10.6     Governing Law. To the extent not preempted by ERISA, the laws of the State of Indiana shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be amended and restated as of December 5, 2007.

DUKE REALTY SERVICES LIMITED PARTNERSHIP

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer of Duke Realty Corporation, its General Partner